NEURALSTEM BIOPHARMACEUTICALS, LTD.

Non-Qualified Stock Option Agreement

NEURALSTEM BIOPHARMACEUTICALS, LTD., a Delaware corporation (the "Company"), hereby grants this 28th day of July, 2005, to Karl Johe (the "Optionee"), an option to purchase a maximum of 1,200,000 shares of its Common Stock, $.01 par value, at the price of fifty cents ($0,50) per share, on the following terms and conditions:

1. **Grant Under Stock Plan**. This option is granted pursuant to and is governed by the Company's 2005 Stock Plan (the "Plan") and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Determinations made in connection with this option pursuant to the Plan shall be governed by the Plan as it exists on this date.

2. **Grant as Non-Qualified Stock Option**. This option shall be treated for Federal Income Tax purposes as a Non-Qualified stock option rather than as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

3. **Extent of Option if Business Relationship Continues**. If the Optionee has continued to serve the Company in the capacity of an employee, officer, director or consultant (such service is described herein as maintaining or being involved in a "Business Relationship" with the Company) on the following dates, the Optionee may exercise this option for the number of shares set opposite the applicable date:

(i) 300,000 shares one year from the date of this Agreement.

(ii) an additional 300,000 shares two years from the date of this Agreement.

(iii) an additional 300,000 shares three years from the date of this Agreement.

(iv) an additional 300,000 shares four years from the date of this Agreement.

(v) an additional ________ shares five years from the date of this Agreement.

Notwithstanding the foregoing, in the event of the merger or consolidation of the Company with another corporation, whether or not the Company is the surviving corporation, or a transaction whereby a majority of the stock of the Company is owned by a person or entity not a stockholder on the date an Option is granted, the date of exercise of an installment shall be accelerated. The foregoing rights are cumulative and, while the Optionee continues to maintain a Business Relationship with the Company, may be exercised up to and including the date which is ten years from the date this option is granted. All of the foregoing rights are subject to Articles 4 and 5, as appropriate, if the Optionee ceases to maintain a Business Relationship with the Company or dies or becomes disabled while involved in a Business Relationship with the Company.

4. **Termination of Business Relationship**. If the Optionee's Business Relationship with the Company is terminated voluntarily by the Optionee, other than by reason of death or disability as defined in Article 5, no further installments of this option shall become exercisable and this option shall terminate after the

Article 5, no further installments of this option shall become exercisable and this option shall terminate after the passage of one (1) year from the date the Business Relationship ceases, but in no event later than the scheduled expiration date. In such a case, the Optionee's only rights hereunder shall be those which are properly exercised before the termination of this option. If the Optionee's Business Relationship with the Company is terminated by the Company, other than by reason death or disability as defined in Article 5, such termination shall effect an acceleration of all Optionee's unvested options.

5. __Death; Disability__. If the Optionee is an individual person who dies while involved in a Business Relationship with the Company, this option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of his death, by his estate, personal representative or beneficiary to whom this option has been assigned pursuant to Article 10, at any time within one hundred eighty (180) days after the date of death, but not later than the scheduled expiration date. If the Optionee is an individual person whose Business Relationship with the Company is terminated by reason of his disability (as defined in the Plan), this option may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date the Business Relationship was terminated, at any time within one (1) year after termination, but not later than the scheduled expiration date. At the expiration of such one (1) year period or the scheduled expiration date, whichever is the earlier, this option shall terminate and the only rights hereunder shall be those as to which the option was properly exercised before such termination.

6. __Partial Exercise__. Exercise of this option up to the extent above stated may be made in part at any time and from time to time within the above limits, except that this option may not be exercised for a fraction of a share unless such exercise is with respect to the final installment of stock subject to this option and a fractional share (or cash in lieu thereof) must be issued to permit the Optionee to exercise completely such final installment. Any fractional share with respect to which an installment of this option cannot be exercised because of the limitation contained in the preceding sentence shall remain subject to this option and shall be available for later purchase by the Optionee in accordance with the terms hereof.

7. __Payment of Price__. The option price is payable in United States dollars and may be paid:

____ (a) in cash or by check, or any combination of the foregoing, equal in amount to the option price.

____ (b) in cash, by check, by delivery of shares of the Company's Common Stock having a fair market value (as determined by the Board of Directors) equal as of the date of exercise to the option price, or by any combination of the foregoing, equal in amount to the option price.

(c) in cash, by check, by delivery of shares of the Company's Common Stock having an aggregate fair market value (as determined by the Board of Directors) equal as of the date of exercise to the option price, by delivery of the Optionee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code or by any combination of the foregoing, equal in amount to the option price.

Notwithstanding the foregoing, the Optionee may not pay any part of the exercise price hereof by transferring Common Stock to the Company if such Common Stock is both subject to a substantial risk of forfeiture and not transferable within the meaning of Section 83 of the Code. If the Optionee delivers Common Stock held by the Optionee (the "Old Stock") to the Company in full or partial payment of the option price, and the Old Stock so

delivered is subject to restrictions or limitations imposed by agreement between the Optionee and the Company, the Common Stock received by the Optionee on the exercise of this option shall be subject to all restrictions and limitations applicable to the Old Stock to the extent that the Optionee paid for such Common Stock by delivery of Old Stock, in addition to any restrictions or limitations imposed by this agreement.

8. **Method of Exercising Option**. Subject to the terms and conditions of this Agreement, this option may be exercised by written notice to the Company, at the principal executive office of the Company, or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise this option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. The certificate or certificates for the shares as to which this option shall have been so exercised shall be registered in the name of the person or persons so exercising this option (or, if this option shall be exercised by the Optionee and if the Optionee shall so request in the notice exercising this option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising this option. In the event this option shall be exercised, pursuant to Article 5 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option. All shares that shall be purchased upon the exercise of this option as provided herein shall be fully paid and non-assessable.

9. **Option Not Transferable**. This option is not transferable or assignable except by will or by the laws of descent and distribution. During the Optionee's lifetime only the Optionee can exercise this option.

10. **No Obligation to Exercise Option**. The grant and acceptance of this option imposes no obligation on the Optionee to exercise it.

11. **No Obligation to Continue Business Relationship**. The Company is not by the Plan or this option obligated to continue to maintain a Business Relationship with the Optionee.

12. **No Rights as Stockholder until Exercise**. The Optionee shall have no rights as a stockholder with respect to shares subject to this Agreement until a stock certificate therefor has been issued to the Optionee and is fully paid for. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date such stock certificate is issued.

13. **Capital Changes and Business Successions**. The Plan contains provisions covering the treatment of options in a number of contingencies such as recapitalization, stock splits and mergers. Said provisions are hereby made applicable and are incorporated herein by reference. It should not be assumed that options necessarily would survive the acquisition of the Company.

14. **Withholding Taxes**. If the Company in its discretion determines that it is obligated to withhold tax with respect to an exercise of this option, the Optionee hereby agrees that if he is employed by the Company, the Company may withhold from the Optionee's wages the appropriate amount of federal, state and local withholding taxes attributable to such exercise of this Non-Qualified Option. At the Company's discretion, the amount required to be withheld may be withheld in cash from such wages, or (with respect to compensation income attributable to the exercise of this option) in kind from the Common Stock otherwise deliverable to the Optionee on exercise of this Option. The Optionee further agrees that, if the Company does not withhold an amount from the Optionee's wages sufficient to satisfy the Company's withholding obligation, the Optionee will reimburse the Company on demand, in cash, for the amount under withheld.

15. **Other Options**. This Option is in addition to any other options heretofore or hereafter granted to the Optionee by the Company, but a duplicate original of this Agreement shall not effect the grant of another option.

16. **Governing Law**. This agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware.

IN WITNESS WHEREOF, the Company and the Optionee have caused this instrument to be executed, and the Optionee whose signature appears below acknowledges receipt of a copy of the Plan and acceptance of an original copy of this Agreement.

[signature]	NEURALSTEM BIOPHARMACEUTICALS, LTD.
Optionee	
Karl Johe	By: [signature]
Print Name of Optionee	
10841 Stanmore Dr.	Title: Pres & CEO
Street Address	
Potomac, MD 20854	
City State Zip Code	

NOTE: PERSON SIGNING ON BEHALF OF THE COMPANY MUST INITIAL ONE OF THE THREE CLAUSES UNDER ARTICLE 7 ABOVE.